SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (Rule 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                     PURSUANT TO RULES 13d-1(b) AND (c) AND
                   AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                                (Amendment No. )*


                                SEQUA CORPORATION
                                (Name of Issuer)

                    $5 Cumulative Convertible Preferred Stock

                         (Title of Class of Securities)


                                    817320302
                                 (CUSIP Number)

                                  ------------




     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  2   of   10 Pages
=============================                         ==========================



--------------------------------------------------------------------------------

1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Forest Investment Management LLC

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  161,500
         SHARES            -----------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER
        OWNED BY                   zero
          EACH          --------------------------------------------------------
        REPORTING          7       SOLE DISPOSITIVE POWER
       PERSON WITH                 161,500
                        --------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             161,500

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


            20.26%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  3  of   10 Pages
=============================                         ==========================



--------------------------------------------------------------------------------

1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Founders Financial Group, L.P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  161,500
         SHARES            -----------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER
        OWNED BY                   zero
          EACH          --------------------------------------------------------
        REPORTING          7       SOLE DISPOSITIVE POWER
       PERSON WITH                 161,500
                        --------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           161,500

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


            20.26%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  4  of   10 Pages
=============================                         ==========================



--------------------------------------------------------------------------------

1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Michael A. Boyd, Inc.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  161,500
         SHARES            -----------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER
        OWNED BY                   zero
          EACH          --------------------------------------------------------
        REPORTING          7       SOLE DISPOSITIVE POWER
       PERSON WITH                 161,500
                        --------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             161,500

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


            20.26%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  5  of   10 Pages
=============================                         ==========================



--------------------------------------------------------------------------------

1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

           Michael A. Boyd

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                     (b)  [   ]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER
        NUMBER OF                  161,500
         SHARES            -----------------------------------------------------
      BENEFICIALLY         6       SHARED VOTING POWER
        OWNED BY                   zero
          EACH          --------------------------------------------------------
        REPORTING          7       SOLE DISPOSITIVE POWER
       PERSON WITH                 161,500
                        --------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
                                   zero
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             161,500

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


            20.26%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  6  of   10 Pages
=============================                         ==========================


ITEM 1.
                  (A)  NAME OF ISSUER.

                  Sequa Corporation(the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's  principal  executive  offices are located at 200

Park Avenue, New York, New York 10166.

ITEM 2.
                  (A) NAMES OF PERSONS FILING.

                  This statement is filed by the  following  persons: (a) Forest

Investment Management LLC, an Investment Advisor registered under the Investment

Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial  Group  L.P.

("Founders"),  in its capacity as the owner of a controlling interest in Forest,

(c) Michael A. Boyd, Inc. ("MAB,  Inc."), in its capacity as the general partner of Founders  and (d) Michael A. Boyd ("Mr.  Boyd"),  in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

                  (B) ADDRESS OF PRINCIPAL  BUSINESS OFFICE.

                   The principal business office of each of

the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  7  of   10 Pages
=============================                         ==========================



                  (C)  CITIZENSHIP.

                  Forest is a Delaware Limited Liability Company.  Founders is a

Delaware limited partnership.  MAB, Inc. is a Connecticut corporation.  Mr. Boyd is a United States citizen.

                  (D) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of $5 Cumulative  Convertible

Preferred Stock (the "Preferred Stock"), of the Issuer.

                  (E)  CUSIP NUMBER.

                  817320302

ITEM 3.           This statement is being filed pursuant to Rule 13d-1(b).

                  (a)  |_|  Broker or dealer  registered under Section 15 of the
                            Act,

                  (b)  |_|  Bank as defined in Section 3(a)(6) of the Act,

                  (c)  |_|  Insurance  Company as defined in Section 3(a)(19) of
                            the Act,

                  (d)  |_|  Investment Company registered under Section 8 of the
                            Investment Company Act,

                  (e)  |X|  Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940,

                  (f)  |_|  Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                  (g)  |_|  Parent   Holding   Company,   in   accordance   with
                            Rule 13d-1(b)(ii)(G); see Item 7,

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  8  of   10 Pages
=============================                         ==========================

                  (h)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED.

                  Each of Forest,  Founders, MAB, Inc. and Mr. Boyd beneficially owns 161,500 shares of Issuer's Preferred Stock.

                  (B)      PERCENT OF CLASS.

                  Each of Forest, Founders, MAB, Inc.  and  Mr. Boyd owns 20.26%

                  of the Issuer's Preferred Stock.

                  (C)      POWER  TO  VOTE  OR  DIRECT  THE  VOTE AND DISPOSE OR

DIRECT THE DISPOSITION OF SECURITIES.

                           Each of  Forest, Founders, MAB, Inc. and Mr. Boyd has

sole power to vote or dispose or to direct the vote or disposition of the shares of Preferred Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  9  of   10 Pages
=============================                         ==========================

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.


                            [SIGNATURES ON NEXT PAGE]

=============================                         ==========================
CUSIP  No. 817320302                     13G             Page  10 of   10 Pages
=============================                         ==========================





                                    Signature

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                                FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 17, 1998                       By: /s/ Michael A. Boyd
                                                    ----------------------------
                                                    Michael A. Boyd, Chairman


                                                FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 17, 1998                       By: /s/ Michael A. Boyd
                                                    ----------------------------
                                                    Michael A. Boyd, Chairman



                                                MICHAEL A. BOYD, INC.



Dated:  February 17,  1998                      By: /s/ Michael A. Boyd
                                                    ----------------------------
                                                    Name:  Michael A. Boyd
                                                    Title:  President


                                                    MICHAEL A. BOYD



Dated:  February 17,  1998                      By: /s/ Michael A. Boyd
                                                    ----------------------------
                                                    Name: Michael A. Boyd